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                                   EXHIBIT 2

                                  STERN & CO.
                   MEDIA COMMUNICATIONS - INVESTOR RELATIONS
                   215 Park Avenue South, New York, NY 10003
                     Tel: (212) 777-7722 Fax: (212) 777-9025
                World Wide Web: http://sternco.com.sternco.html

                                                          FOR IMMEDIATE RELEASE

            ZAPATA CORPORATION ANNOUNCES DEFINITIVE MERGER AGREEMENT
                 FOR ACQUISITION OF HOULIHAN'S RESTAURANT GROUP

June 5, 1996 - Zapata Corporation (NYSE: ZAP) - ("Zapata") and Houlihan's Restaurant Group, Inc. ("Houlihan's") announced today that they have entered into a definitive merger agreement providing for Zapata's previously announced acquisition of Houlihan's for a combination of cash and stock valued at $8.00 per share. In view of Malcolm Glazer's ownership of 35.2% of Zapata's outstanding share and 73.3% of Houlihan's outstanding shares, the merger agreement has been approved by special committees of the directors of both Zapata and Houlihan's who are not members of the Malcolm Glazer family. The merger agreement has also been approved by the board of directors of Houlihan's.

The merger agreement provides that Houlihan's will be merged into a newly organized subsidiary of Zapata. Holders of Houlihan's common stock may elect to receive for the shares (i) $8.00 in cash, without interest, (ii) $8.00 in market value of Zapata common stock, (iii) $4.00 in cash, without interest, and $4.00 in market value of Zapata common stock, or (iv) a residual combination of cash and Zapata common stock (aggregating $8.00 in value) determined so that the aggregate merger consideration to all holders of Houlihan's common stock is equally divided between cash and Zapata common stock. Malcolm Glazer has agreed to elect to receive the residual combination of cash and stock with respect to the shares owned by him and his affiliates. In the event that stockholders not affiliated with Malcolm Glazer as a group exercise elections to receive such an amount of cash in the merger that the aggregate ownership of Zapata common stock by Malcolm Glazer and his affiliates after the merger would exceed 49.9% of Zapata's then outstanding common stock, the cash elections of the unaffiliated stockholders will be reduced pro rata, and the cash portion of the residual elections will be increased pro rata, to assure that the forgoing 49.9% ownership threshold is not exceeded. The market value of Zapata common stock will be equal to the average of the closing price of Zapata common stock for the 20 trading days immediately preceding the second trading day prior to the date of the meeting of Houlihan's stockholders to be held to approve the transaction.

The merger is subject, among other things, to approval by the stockholders of both companies, compliance with the Hart-Scott-Rodino-Antitrust Improvements Act, registration of the Zapata shares issuable in the merger under the Securities Act of 1933 and receipt of consent from Houlihan's lending bank or the refinancing of Houlihan's outstanding bank debt. Subject to the satisfaction of these conditions, it is expected that the transaction will close in August 1996.





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